Exhibit 99

RPC, Inc. Reports Third Quarter 2016 Financial Results

ATLANTA, October 26, 2016 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2016. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2016, revenues decreased 39.8 percent to $175.9 million compared to $291.9 million in the third quarter of last year. Revenues decreased compared to the prior year due to lower industry activity levels, equipment utilization and pricing for our services, partially offset by higher service intensity. Operating loss for the quarter was $56.4 million compared to an operating loss of $52.9 million in the prior year. Net loss for the quarter was $38.9 million or $0.18 loss per share, compared to net loss of $35.2 million or $0.16 loss per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $4.4 million compared to EBITDA of $15.4 million in the prior year. 1 For the nine months ended September 30, 2016, revenues decreased by 49.0 percent to $508.0 million compared to $995.8 million last year. Net loss for the nine-month period was $120.1 million, or $0.56 loss per share, compared to net loss of $61.7 million, or $0.29 loss per share last year.

Cost of revenues during the third quarter of 2016 was $146.6 million, or 83.4 percent of revenues, compared to $234.6 million, or 80.4 percent of revenues, during the third quarter of last year.  Cost of revenues decreased due to lower activity levels, coupled with reduced personnel headcount and incentive compensation. As a percentage of revenues, cost of revenues increased due to inefficiencies resulting from lower activity levels and continued low pricing for our services.

Selling, general and administrative expenses were $34.9 million in the third quarter of 2016 compared to $37.3 million in the third quarter of 2015. The decreases resulted from lower total employment costs due to headcount reductions. As a percentage of revenues, these costs increased to 19.8 percent in the third quarter of 2016 compared to 12.8 percent in the third quarter of 2015. Depreciation and amortization expenses decreased to $52.0 million during the quarter compared to $69.0 million in the third quarter of the prior year due to minimal capital expenditures during the past two years.

Interest expense during the third quarter of 2016 was $115 thousand, a decrease compared to $250 thousand during the third quarter of the prior year. Interest expense declined during the quarter because RPC had no outstanding balances under its syndicated credit facility during the quarter. Interest expense during the third quarter of 2016 consisted of facility fees on the unused portion of RPC’s credit facility.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Page 2 Third Quarter 2016 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended September 30, 2016 increased by $32.9 million or 23.0 percent compared to the second quarter of 2016. Revenues increased due to higher overall activity levels and RPC’s exposure to the Permian Basin. Cost of revenues during the third quarter of 2016 increased by $19.6 million or 15.4 percent due to higher materials and supplies and maintenance and repair expenses resulting from higher activity levels. Selling, general and administrative expenses during the third quarter of 2016 decreased by $1.6 million or 4.4 percent compared to the second quarter of 2016 due to lower total employment costs as well as the benefits of continued cost control measures. RPC’s operating loss during the third quarter of 2016 was $56.4 million, a decrease of 25.0 percent compared to the second quarter. Net loss decreased from $48.7 million in the second quarter of 2016 to $38.9 million in the third quarter of 2016. Loss per share for the third quarter decreased to $0.18 compared to a loss of $0.23 in the second quarter of 2016. EBITDA improved from a loss of $19.1 million in the second quarter of 2016 to a loss of $4.4 million in the third quarter of 2016.

Management Commentary

“Industry activity began to increase during the third quarter of 2016,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average U.S. domestic rig count during the third quarter of 2016 was 483, a decrease of 44.1 percent compared to the same period in 2015, but an increase of 15.0 percent compared to the second quarter of 2016. The average price of natural gas during the third quarter was $2.88 per Mcf, approximately the same as in the prior year but a 31.5 percent sequential increase. The average price of oil during the third quarter was $44.93 per barrel, a 4.0 percent decrease compared to the prior year and a 2.4 percent decrease compared to the second quarter of 2016. The pricing for our services, which began decreasing in the first quarter of 2015, appears to have stabilized, as industry participants acknowledge the current pricing levels are unsustainable. While this development is favorable, we have not yet observed consistent pricing improvement in any of our geographic markets or service lines. We continue to maintain our equipment as we have throughout this downturn, and have not re-activated any of our idle fleets, in spite of increased activity. During the quarter, we began to recruit employees in selected markets and have also confirmed with our vendors the availability of raw materials and components used in providing our services. We also continue to maintain our financial strength, and at the end of the third quarter, our balance sheet showed $139.1 million in cash, with no debt. We invested $6.6 million in capital expenditures to maintain our equipment during the third quarter, and we continue to project minimal capital expenditures during the near term,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

Page 3 Third Quarter 2016 Earnings Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased by 39.8 percent for the quarter compared to the prior year due to lower activity levels and pricing as compared to the prior year, particularly within our pressure pumping service line, which is the largest service line within Technical Services. Support Services revenues decreased by 39.0 percent during the quarter compared to the prior year due principally to lower pricing and activity levels in the rental tool service line, which is the largest service line within this segment, partially offset by stronger financial results within several of the other service lines which comprise this segment. Both Technical and Support Services continue to report operating losses due to low levels of revenues, partially offset by cost control efforts undertaken throughout the company and lower depreciation and amortization expenses.

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues:
Technical Services	$163,331	$271,346	$470,020	$925,245
Support Services	12,553	20,578	37,957	70,509
Total revenues	$175,884	$291,924	$507,977	$995,754
Operating (loss) profit:
Technical Services	$(48,627)	$(44,240)	$(177,581)	$(87,631)
Support Services	(5,541)	(1,850)	(19,340)	599
Corporate expenses	(3,397)	(3,018)	(13,724)	(10,725)
Gain (loss) on disposition of assets, net	1,148	(3,791)	3,919	(1,115)
Total operating loss	$(56,417)	$(52,899)	$(206,726)	$(98,872)
Interest expense	(115)	(250)	(566)	(1,331)
Interest income	169	5	296	20
Other income (expense) , net	86	(795)	274	4,932

Loss before income taxes	$(56,277)	$(53,939)	$(206,722)	$(95,251)

RPC, Inc. will hold a conference call today, October 26, 2016 at 9:00 a.m. ET to discuss the results for the third quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (877) 874-1568 or (719) 325-4761 and using the access code #2078025. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Page 4 Third Quarter 2016 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, RPC’s expectations regarding capital expenditures during 2016; our projection for minimal capital expenditures during the near term; and our belief that pricing for our services has ceased declining. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Page 5 Third Quarter 2016 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	2016	2015
REVENUES	$175,884	$142,998	$291,924	$507,977	$995,754
COSTS AND EXPENSES:
Cost of revenues	146,615	126,997	234,640	434,868	768,702
Selling, general and administrative expenses	34,859	36,458	37,345	114,863	119,985
Depreciation and amortization	51,975	56,280	69,047	168,891	204,824
(Gain) loss on disposition of assets, net	(1,148)	(1,515)	3,791	(3,919)	1,115
Operating loss	(56,417)	(75,222)	(52,899)	(206,726)	(98,872)
Interest expense	(115)	(126)	(250)	(566)	(1,331)
Interest income	169	104	5	296	20
Other income (expense), net	86	(154)	(795)	274	4,932
Loss before income taxes	(56,277)	(75,398)	(53,939)	(206,722)	(95,251)
Income tax benefit	(17,335)	(26,712)	(18,766)	(86,583)	(33,571)
NET LOSS	$(38,942)	$(48,686)	$(35,173)	$(120,139)	$(61,680)

LOSS PER SHARE
Basic	$(0.18)	$(0.23)	$(0.16)	$(0.56)	$(0.29)
Diluted	$(0.18)	$(0.23)	$(0.16)	$(0.56)	$(0.29)

AVERAGE SHARES OUTSTANDING
Basic	214,266	214,263	213,679	214,213	213,617
Diluted	214,266	214,263	213,679	214,213	213,617

Page 6 Third Quarter 2016 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2016	2015
ASSETS
Cash and cash equivalents	$139,087	$7,508
Accounts receivable, net	144,785	285,134
Inventories	110,868	136,248
Deferred income taxes	-	8,096
Income taxes receivable	50,264	27,078
Prepaid expenses	4,528	6,038
Other current assets	6,274	7,940
Total current assets	455,806	478,042
Property, plant and equipment, net	539,270	753,414
Goodwill	32,150	32,150
Other assets	25,666	24,485
Total assets	$1,052,892	$1,288,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$54,822	$78,028
Accrued payroll and related expenses	14,606	21,073
Accrued insurance expenses	4,932	4,730
Accrued state, local and other taxes	6,992	7,320
Income taxes payable	4,026	5,961
Other accrued expenses	1,706	152
Total current liabilities	87,084	117,264
Long-term accrued insurance expenses	9,706	10,874
Notes payable to banks	-	19,500
Long-term pension liabilities	30,289	33,661
Other long-term liabilities	3,338	15,992
Deferred income taxes	84,665	103,891
Total liabilities	215,082	301,182
Common stock	21,752	21,701
Capital in excess of par value	-	-
Retained earnings	832,937	984,168
Accumulated other comprehensive loss	(16,879)	(18,960)
Total stockholders' equity	837,810	986,909
Total liabilities and stockholders' equity	$1,052,892	$1,288,091

Page 7 Third Quarter 2016 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(in thousands except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	2016	2015

Reconciliation of Net Loss to EBITDA
Net Loss	$(38,942)	$(48,686)	$(35,173)	$(120,139)	$(61,680)
Add:
Income tax benefit	(17,335)	(26,712)	(18,766)	(86,583)	(33,571)
Interest expense	115	126	250	566	1,331
Depreciation and amortization	51,975	56,280	69,047	168,891	204,824
Less:
Interest income	169	104	5	296	20
EBITDA	$(4,356)	$(19,096)	$15,353	$(37,561)	$110,884

EBITDA PER SHARE
Basic	$(0.02)	$(0.09)	$0.07	$(0.18)	$0.52
Diluted	$(0.02)	$(0.09)	$0.07	$(0.18)	$0.52